FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                 POST-Effective
                                  Amendment 1

                         Power Save International, Inc.
             (Exact name of registrant as specified in its charter)

    NEVADA                       3629                          88-0227424
 (State of            (Primary standard industrial          (I.R.S. employer
Incorporation)         classification code number)        identification number)

                               5800 NW 64 Avenue
                                Building 26 #109
                             Tamarac, Florida 33319
                           Telephone: (954) 722-1615
                  (Address and telephone number of Registrant's
                          principal executive offices)

                             Scott Balmer, Chairman
                               5800 NW 64 Avenue
                                Building 26 #109
                             Tamarac, Florida 33319
                           Telephone: (954) 722-1615
                  (Name, address, and telephone number of Agent
                             for Service of Process)

                                   Copies to:
                                   Tomer Tal
                          13620 Lincoln Way, Suite 320
                                Auburn, CA 95603
                                  530-745-0373

        Approximate Date of Commencement of Proposed Sale to the Public:
                                November 9, 2004

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number for the earlier effective registration statement for the same offering. [x] 333-33890 May 14, 2003

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of Each Class     Amount of
Securities to be      Shares to be     Valuation     Aggregate     Registration
Registered             Registered      Per Share     Valuation        Fee
--------------------------------------------------------------------------------
Common Shares         5,000,000         $1.00        $5,000,000   $1,390.00
--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         Power Save International, Inc.

                                   $5,000,000

                             5,000,000 Common Shares
                            At $1.00 per Common Share

                       There is a minimum offering amount
                            of 500,000 Common Shares

                      There is no minimum investment amount


Power Save is an original equipment manufacturer of cogeneration systems.

This is our initial public offering and no public market current exists
for our securities.   We have not applied to be listed on any trading
market or exchange.

This offering will terminate on December 31, 2004.

An investment in our securities involves high risk. Consider carefully the risk factors beginning on page 6 in the prospectus.


                                 Per
                            Common Share   Minimum      Maximum
                            ------------   -------      -------
Public Price                    $1.00      $500,000    $5,000,000
Proceeds to Power Save          $1.00      $500,000    $5,000,000

----------
*Customary standard commissions will only be paid if a registered broker-dealer sells our common shares.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

              Table of Contents

Summary of the Offering                        5
Risk Factors                                   6
Forward Looking Statements                    10
Power Save                                    10
Use of Proceeds                               22
Dilution                                      24
Management's Discussion and Analysis
   of Financial Condition
   and Results of Operations                  24
Determination of Offering Price               26
Plan of Distribution                          27
Management                                    28
Principal Shareholders                        30
Indemnification                               30
Certain Transactions                          31
Market for Common Stock and Related
   Stockholder Matters                        31
Shares Eligible for Future Sale               32
Description of Securities                     32
Legal Proceedings                             33
Experts                                       33
Interests of Named Experts and Counsel        33
Legal Matters                                 33
Reports                                       33
Financial Statements                          35
Additional Information                        41

Until 90 days after the date of this prospectus, all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscription.

Summary of the Offering

Power Save was incorporated on May 8, 1987 under the laws of the State of Nevada. Power Save's principal executive and administrative offices are at 5800 NW 64 Avenue, Building 26, #109, Tamarac, FL 33319 - telephone number (954) 722-1615.

Power Save
                        -   designs,
                        -   manufactures,
                        -   sells/leases and
                        -   finances

natural gas fueled cogeneration plants.

Outstanding
   Securities           6,414,149 common shares

The Offering            A minimum of 500,000
                        common shares and up to a
                        maximum of 5,000,000
                        common shares

No Formal Escrow        We have not established a
                        formal escrow account.
                        Any funds received will be
                        held in a separate account
                        until the minimum offering
                        amount has been reached.

                        If the minimum offering
                        amount is not obtained by
                        December 31, 2004, the
                        funds will promptly be
                        refunded within the next
                        business day or as soon as
                        possible after the
                        termination of the
                        offering to investors with
                        interest.

Offering termination    December 31, 2004

Public Market           There is no public market
                        for the common shares.

Use of Proceeds         The net proceeds from this
                        offering will be used for

                      - future acquisitions-
                         $1,500,000
                      - marketing and advertising
                          -$720,000,
                      - general and
                         administrative-$796,750
                      - inventory/lease financing
                         -$1,181,950

                      - website-$10,000
                      - equipment purchase/lease
                          -$43,800
                      - working capital $712,500

                      Power Save will use the net
                      proceeds of the offering
                      over the next twelve months.

No commitment to
 purchase common
 shares.              No commitment by anyone
                      exists to purchase any of
                      the common shares we are
                      offering.

                                  Risk Factors

1.   We have not conducted any significant operations to date and have
not generated any significant revenues.   You may lose your entire
investment.

Since our incorporation, our activities have been principally devoted to positioning ourselves to achieve our business objectives. We have had no material operating revenue to date and expect to incur losses and administrative expenses until we begin the sales of our products or
we receive revenues from any of our proposed operations.   To date, we
have an accumulated deficit of $1,928,828. If we cannot generate revenues, you may lose your entire investment.

2. Since our revenue will be derived from the amount of savings over 10%, our projected revenue will be reduced if the client savings on their utility bills are not as much as projected in the lease agreement.

Our revenues will be, increased or reduced proportionally each month
based on the current year monthly utility costs.   Under the lease
agreement, the client will pay us the amount saved on their utility
bill in excess of a 10% savings.   If the savings are not as much as
projected, we will receive the difference, if any, between the actual amount saved minus all maintenance and amortization expense and the 10% savings amount.

3. We may lose the equipment if the savings are not met under the guaranteed savings plan.

Based on the terms of the lease agreement, if it was determined that the savings would not be met, we could, at our option,
   -   operate the system until lease end at a loss,
   -   remove the equipment, or
   -   leave the equipment and absorb the loss.
The equipment that has been incorporated into a client's previous system may have to be left at the client's site as the cost or ability to remove it from the site could be prohibitive.

4. You will experience immediate dilution of at least 57.0% of your investment if we raise the entire offering amount and of at least 94.0% of your investment if we raise the minimum offering amount.

Immediately after the offering, if we raise the entire amount, the book value
per common share will be $.43 or 56.7% less than the offering price.   If we
only raise $500,000, the book value per common share will be $.07 or 93.5% less than the offering price.

5. You cannot withdraw your funds after we obtain the minimum amount of the offering. If we only raise the minimum offering amount and do not terminate the offering, you will not be able to obtain a refund of your funds.

6. Our auditors have expressed a going concern issue that notes our need for capital and/or revenues to survive as a business. You may lose your entire investment.

Our auditors have expressed reservations concerning our ability to continue as a going concern. We have incurred losses for the last several years and require a significant change in our business operations to reverse this trend. You may lose your entire investment.

7. We may be unable to raise additional capital to complete our product development and commercialization plans. We may never become profitable and you may lose your entire investment.

Our product distribution schedule could be delayed if we are unable to fund our marketing capabilities. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us, to pursue all of our marketing plans through the mass-market stage.

8. If Scott Balmer or Russell L. Smith, the Company's officers and directors, fail to provide funding, we would not be able to continue operations until further funding is obtained, if at all.

If the minimum offering amount is not obtained, the officers and directors may advance funding but are not committed to do so.

9. A mass market for smaller cogeneration systems may never develop or may take longer to develop than we anticipate. A mass market may never develop for our systems, or may develop more slowly than we anticipate. If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our product and may be unable to achieve profitability.

The development of a mass market for our systems may be impacted by many factors, some of which are out of our control, including:
      -  the cost competitiveness  of
          cogeneration systems;
      -  the  future costs of  natural gas,
          propane and other fuels used by our
          systems;
      -  consumer reluctance to try a new
          product;
      -  consumer perceptions of our systems'
          safety;
      -  regulatory requirements; and

      - the emergence of newer, more competitive technologies and products.

10. We have only manufactured our systems on a pilot basis and we do not have manufacturing experience for cogeneration systems on a production basis that would provide us with substantive production data instead of estimates.

To date, we have focused primarily on research and development and have little relevant experience to the manufacture of cogeneration systems for the small business market on a commercial basis. All of our manufacturing and installation to date has been on a pilot basis.

Even if we are successful in developing effective manufacturing capability and processes on an outsourced basis, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers.

11. We are also relying on contractors to outsource the production of our systems. We may obtain profitable operations if unfavorable changes in pricing, production shortfalls, etc. occur. You may lose your entire investment.

Our dependency upon outside manufacturers places us at risk for unfavorable changes in pricing, production shortfalls, delayed deliveries, sub-standard production and other potential problems associated with not controlling an important part of the business process.

We have not negotiated long-term contracts with any manufacturer and are relying instead on the hope for easy availability of standard manufactured components that are widely available and are therefore exposed if such reliance proves faulty.

12. Alternatives to our technology could render our systems obsolete. We may never obtain profitable operations and you may lose your entire investment.

Our system is only one of a number of alternative energy products being developed today as supplements to the electric grid that have potential
commercial industrial applications.   Improvements are also being made
to the existing electric transmission system.   Technological advances
in alternative energy products, improvements in the electric grid or other fuel cell technologies may render our systems obsolete.

13. We may not be able to protect our proprietary technology, systems
designs and manufacturing processes.   We may never become profitable
and you may lose your entire investment.

Much of our products and processes are in the public domain. The manner in which we package, brand and market our products is our most distinguishing feature. We do not expect, therefore, to seek patent protection.

Further, our competitors may independently develop or patent technologies or processes that are superior to ours. If we are found to be infringing on third party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the sale of our systems.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach.
Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our products could harm our business, prospects, results of operations or financial condition.

14. We have no public market for our common shares. You may not be able to liquidate your common shares and you may lose your entire investment.

At the present time, there is no public market for our common stock, nor can there be any guarantee that such a market will develop, or if developed, will be sustained. Investors should consider the purchase of shares to be a long-term investment.

These securities are not yet registered in any states. Subsequent sale and transfer to residents of various states may be required to be made only pursuant to registration or an exemption from registration in the transferee's state.

15. Demand for our systems may be lessened by changes in government regulations and electric utility industry restructuring that we are unable to predict. We may never become profitable and you may lose your entire investment.

The market for electricity generation products is heavily influenced by federal and state governmental regulations and policies concerning the electric utility industry. The loosening of current regulatory standards could deter further investment in the research and development of alternative energy sources and could result in a significant reduction in the potential market demand for our products. We cannot predict how the deregulation and restructuring of the industry will affect the market for small business cogeneration systems.

We do believe that our product and its installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. This regulation may depend, in part, upon whether a system is placed outside or inside a building.

16. The value of your investment could be diluted due to future sales of our stock. Substantial sales of our common stock in the public market following this offering, or the perception by the market that these sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future.

After this offering, we will have 11,414,149 shares of common stock outstanding assuming the maximum offering is subscribed. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable. Of the remaining 6,414,149 common shares 4,580,149 are subject to a one-year lock-up agreement and are held by officers, directors or affiliates and the remaining 1,834,000 common shares are held by 31 shareholders' and are subject to the provisions of Rule 144. the 4,580,49 shares will generally be available for sale pursuant to Rule 144 one-year after the offering is fully subscribed or terminated. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

17. Your vote will have little or no impact on the outcome of any shareholder vote since our principal officers, directors or affiliates will retain approximately 40% of our outstanding stock if the offering is totally subscribed or 66% if only the minimum amount of the offering is subscribed.

Upon the completion of this offering, our principal officers, directors or affiliates Balmer, will retain approximately 40% of our outstanding stock or 66% of the common stock if only the minimum number of shares in this offering are subscribed. For instance, these officers, directors or affiliates would be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions if only the minimum number of shares in this offering are subscribed.

    Forward Looking Statements

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of
strategy that involve risks and uncertainties.   We have made the
forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Power Save, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Power Save, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                   Power Save

The predecessor company of Power Save was incorporated on May 8, 1987 in Nevada under the name Florida Pacific Corporation. In December 1988, Power Save Products was merged into Florida Pacific and the name was changed to Power

Save International, Inc. To obtain personal funds, Scott Balmer, the principal shareholder, sold most of his controlling shares in July 1999 to Impact Consulting Group, Inc., a non-affiliate, for $150,000 and resigned as an officer and director. After this change in control, the name was changed to Interactive Music, Inc. At the same time, Mr. Balmer entered into an agreement with the new management to purchase the assets, liabilities and name "Power Save International, Inc." for $2,000 so he could continue to pursue development and
marketing of the technology.   Mr. Balmer contributed the assets and liabilities
into a new corporation named Power Save, Ltd. formed in Nevada on July 23, 1999 and the name was later changed to Power Save International, Inc.

For the past three years, Power Save has been inactive as we have attempted to obtain public financing for our operations. Upon receipt of sufficient funding, we will design, sell/lease and finance fossil-fueled engine-driven air conditioning, heating, thermal heat recovery and electric co-generating plants. We will target the more than 2 million U.S. small businesses that usually are unable to negotiate attractive utility rates.

A co-generator produces both heat and electricity from one fuel source. We will provide equipment that can provide typical savings of 20% to 50% on annual utility bills for heating, ventilating, air conditioning known as HVAC on a convenient rental or lease/purchase basis.

With conventional utility connections in reserve, our clients will have redundant and secure power supplies at less cost than organizations that are solely dependent upon normal utility hookups.

Our natural gas-fired individual unit sales range from $75,000 to $125,000, with retrofits ranging between $125,000 and $500,000 on an installed and connected basis.

Most competition for co-generation has focused on large-scale industrial users,
permitting Power Save to concentrate on the market for small businesses.   The
energy efficiency of cogeneration systems is approximately twice that of conventional generation, largely stemming from our ability to economically use the heat produced, as referenced in DOE, "Tomorrow's Energy Today", with important environmental benefits.

Through our founder, Scott Balmer, we have more than thirty years of development and installation experience and now intend to develop a national market for our proven technology. Our original demonstration test site model, Power Save International-120, system was installed in 1995 in Mamaroneck, NY and continues to meet or exceed the customer's expectations. Our latest Power Save International - 70/50 Combo system was completed in a commercial office building in Rochester, New York.

Our basic system module consists of
   -   a natural gas fueled engine,
   -   air conditioning compressor,
   -   electric generator,
   -   heat recovery unit, and
   -   micro-processor

Our systems are built in a proprietary manner, sold outright and/or operated on a turnkey basis as the Power Save International Combo
package of cogeneration technology.   A turnkey basis is where we
handle the whole project beginning with the design and continuing on with

   -   obtaining permits
   -   installation
   -   equipment and
after startup and proof of performance, it is accepted by the client.

Our expansion will be created through a combination of advertising in the national trade magazines for outright sales, and direct sales representatives in selected areas for the sale/lease of units. We also intend to acquire suitable HVAC companies that will permit the more rapid conversion of existing customer bases to our units.

We have built our systems to date from components that we have purchased from Ford Motor Company, Hall Screw and other suppliers. We believe that ample components are available from normal commercial sources and we have relied upon purchase orders without formal contracts or agreements in place.

Our risk model

     We have taken steps to lower the risks that we take and simultaneously enhance our expectations of profitability during a period of rapid growth. We have structured the following business profile:

     - Outright sales are made for cash with a 50% deposit due upon the order, 40% prior to shipment and the remaining 10% on startup.
     - We intend to contract out most manufacturing and routine maintenance needs to companies or individuals in the field; the requirement for a parts inventory will be outsourced on an as needed
basis.   There are several vendors that supply these parts.  As these vendors are easily replaceable, we have not entered into any specific contracts.

During the last three years, we have had no revenues, contracts or deposits received. If any deposits are received, they will be immediately utilized to order and pay for the materials and labor to build the system.

We intend to arrange for maintenance with local HVAC companies and to
provide servicing information to them.    We have not presently
developed agreements for this maintenance.
     - Unless sold outright, the systems remain the property of Power Save International and are easily recoverable, if necessary.
     - Funds from this offering and borrowings are targeted principally for production and installations with immediate income.

Marketing

We have examined various factors associated with our market including
   -   small business electricity usage,
   -   ability to pay for our systems,
   -   power availability and quality,
   -   fuel sources,
   -   electricity prices,
   -   penetration of competing distributed
         generation technologies,

   -   new capacity requirements and
   -   the cost of new capacity additions.

Based on this evaluation, we intend to target the following market segments for our systems:

     - Business users with annual electricity costs between ($100,000 to $1,000,000);
     - Firms in remote areas with little available service competition.
     -    Facilities in high electricity cost areas.
     - Business users where utilities are unable to efficiently satisfy power needs.
     - Strategic partnership possibilities where natural gas utilities can enhance their sales with our installations.

  We will employ numerous techniques to identify potential customers such as:

     -    Advertisements in the trade publications.
     -    Maintenance of a Web site that illustrates our benefits.
     - Identify, acquire and support several profitable and attractive HVAC companies as subsidiaries.
     - Secure motivated sales engineers at each HVAC subsidiary site and provide evaluation, design and marketing support. We are specifically looking for superior market and technologically specific expertise.
     - We will centrally manage the delivery and installation to allow field personnel to concentrate on marketing activities.

A large percentage of the funds raised will be for
     -    inventory of components,
     -    finished goods and
     -    systems site lease financing.

We have determined that there are 20 states where the difference between the costs of natural gas as opposed to the costs of electricity creates a favorable economic situation for the placement of our systems. The states are as follows:
     -    New York,
     -    Vermont,
     -    New Jersey,
     -    New Hampshire,
     -    Massachusetts,
     -    Connecticut,
     -    Nevada,
     -    Missouri,
     -    Rhode Island,
     -    Pennsylvania,
     -    Kansas,
     -    California,
     -    Ohio,
     -    Arizona,
     -    Missouri,
     -    New Mexico,
     -    Mississippi,
     -    Illinois,

     -    Michigan, and
     -    Louisiana.

Upon completion of the offering, we will commence with a marketing program, which encompasses, advertisements in the trade magazines backed up by recruiting qualified systems sales engineers for each of these marketing areas.

Additionally, in order to have the product available for placement at sites and eliminate long lead times, we will order and stock sufficient components to have 10 basic system modules on hand as finished goods.

Guaranteed savings plan.   The bulk of the CoGenAirHeat systems as
installed will be owned by us and leased to the sites for a ten-year period of time on a guaranteed savings basis. Based on an in-house detailed feasibility study and economic analysis of the costs of generating electricity and heat for our system compared to the client's present and expected costs for providing equivalent power we will perform at each site, we will determine, on a case by case basis, an estimated share of the savings incurred to be paid to us in lieu of customer payments.

We will not enter into a lease agreement unless the feasibility study
shows it will be a profitable transaction.   The lease agreement terms
will be based upon the prior 12 months utility bills the client and the
utility companies have certified as being correct.   Under the lease
agreement, the client will pay us the amount saved on their utility
bill in excess of a 10% savings.   Determined on a case-by-case basis,
our revenues will be, increased or reduced proportionally each month
based on the current year monthly utility costs.   If the savings are
not as much as projected, we will receive the difference, if any, between the actual amount saved minus all maintenance and amortization expense and the 10% savings amount. If the savings are less than 10%, we will not receive any revenue.

In a typical application where the economic analysis has shown estimated savings of approximately 12.5% or $16,667 monthly, Power Save would receive approximately 2.5% of the savings or $3,333 per month
minus all maintenance and amortization expenses.    The amount we would
receive would decrease if the projected savings are less than 12.5% or $16,667 monthly. If the savings are 10% or less, we will not receive any revenue for that month under the lease agreement.

Revenue under the future contract will not be recognized until it is realized or realizable and earned. The earning process takes place on a month to month basis when it is determined whether or not the 10% savings on the utility bill is being met or not. If the savings are met then the revenue is earned and recognized. If there are no savings, then the revenue is not recognized and a liability would exist and be recorded by the company. The signed leased agreement with its provisions would satisfy the SAB 101 criteria regarding "pervasive evidence of an arrangement exists"; the monthly analysis as to savings would satisfy the SAB 101 criteria regarding "delivery has occurred or services have been rendered"; and the provisions of the contract will be such and agreed to by both parties so that the savings amount is clear and determinable which would satisfy the SAB 101 criteria regarding "the sellers price to the buyer is fixed and determinable". If it is determined that the savings under the plan would not be met then revenue would not be recognized by the company because it is not realized or realizable and earned as per SAB 101.

Additionally, if it was determined that the savings would not be met, the equipment would either be pulled from the location and a total loss would be booked on this job. Or secondly, the equipment may be left at the job site and the company would be liable for the difference between any savings and the lease liability for the equipment.

Power Save would review the job analysis and determine what caused the lack of savings, the fuel costs, the function of the equipment or a miscalculation of the factors on the job.

Sales Strategy

     We will implement our marketing plan with an emphasis on differentiating us from competing providers of equivalent equipment. Our strategy is essentially to permanently upgrade and alter the way HVAC equipment is used by the small end user market. We generate direct sales of our units partially through industry advertising, largely in trade publications. We will also depend upon contractor sales personnel who have already established relationships with prime sales prospects. We will target

   -   owners,
   -   operators and

   - managers of the properties that are prime candidates for our systems and seek to leverage our advertising.

We will also supply a resident cogeneration sales engineer and support him or her with operating systems, a defined marketing program and facilities.

Our line of products is designed for the cogeneration market. These systems are also known as CoGenAirHeat units, indicating that they are
   -   engine-driven air-conditioning,
   -   refrigeration,
   -   electric-generation and
   -   heat recovery units.

We do not expect to be dependent upon a few customers.

Our on-site sales engineer will develop working relationships with local utilities and complete energy audits for prospective customers. Although the sales cycle to initial system placement may take up to nine months from the date of the energy audit, we expect to generate a sustaining backlog of projected installations. We also anticipate that successful site-performance histories will serve as valuable referrals and demonstrations for on-going system sales and acquisitions as well.

Industry background

The bulk of the cogeneration industry today primarily revolves around large industrial installations and numerous systems are operating in the marketplace today. Capital markets have developed attractive financing mechanisms and regularly fund such projects. The National Energy Policy Act of 1992 brought about deregulation in order to balance out the usage of natural gas and electricity and alleviate the need to build new power plants.

Incentive programs that encourage adherence to the Act constitute an important impetus to our growth. Because natural gas sales should increase to our clients, the gas utility in the market of each of our prospective HVAC licensees/subsidiaries should be an immediate beneficiary of our installations and may have an interest in working closely with us. To the extent that natural gas becomes a more available power source we anticipate that such availability will make our natural gas systems even more attractive.

Power Save International strategy

Our approach has been to overcome the existing competitive barriers by making cogeneration technology available to small users and we have developed:

   - a standard line of affordable and easy to integrate, 100KW to 500 KW cogeneration modules, with energy efficiency savings;

   - a low risk leasing vehicle whose repayment stream is closely matched to savings and is compatible with customer needs; and

   - administrative policies that can decrease overhead costs and provide efficient customer service.

The modular nature of our systems permits us to fully use HVAC facilities and personnel with other technological expertise as well as plant and equipment.

Our corporate and site engineering staff will
   -   consult on clients requirements,
   -   specify, design and manage site preparation issues, and
   - deliver the cogeneration components and/or modules to a HVAC facility for their assembly, installation and continuing maintenance.

The expected increase in site placements and revenues accompanied by new technology is expected to significantly improve the competitive position as well as the stability and capabilities of HVAC organizations.

Products

Technological developments in
   -   efficiency,
   -   size and
   -   standardized manufacturing of sub-systems and components


have allowed us to provide our CoGenAirHeat System for
   -   commercial,

   -   industrial and
   - large residential equipment of all sizes and BTU capacities, and
   -   small and mid size business and industry.

We can outsource major manufacturing components, while producing cost-effective solutions to an underserved market niche of significant size. At the time of a sale, we will enter into an agreement with parties to be selected at that time to manufacture or assemble the project to our
specifications and with components we specify.   No agreements are in
place at this time and we have no plans to set up our own manufacturing facility.

We sell complete systems with all the components necessary to provide full cogeneration power and heat.

Our products have been fully developed and rest largely upon combining off the shelf components into attractive systems. We are not dependent upon any one supplier for any of our components.

Our standard lease agreement requires us to provide the installation and services necessary to operate CoGenAirHeat systems and to otherwise
protect our proprietary information for a period of ten years.   We
will bear the cost of these installation and services.   If we do not
meet our service maintenance obligations under the lease, the lease terminates and the client will, at their option, either

   - remove equipment and dispose of equipment with all coasts associated with removal and disposal to be borne by us, or

   - purchase the system from us at the price of the system's initial installed cost minus depreciation at the rate of 10% per year or a purchase price either previously elected by or available to the client under the lease minus the service maintenance fees, whichever purchase price is less.

Competitive advantages

We have formulated our systems and marketing program so that:

   - The customer receives a state of the art equipment upgrade at no cost by opting to share the energy savings with us, while the existing life of his present facility is extended with efficiency and substantial cost savings, all under our standard lease agreement and
   -  The HVAC licensee experiences only incremental costs under our agreements.

Energy Sector Competition

     There are approximately 25 air-conditioning and/or electric generating manufacturers in the U.S. that produce engine-drive systems, but we believe that none have successfully addressed the millions of small businesses that could use some form of cogeneration equipment. Current manufacturers have supplied to, and focused upon, the large industry segment only, to date.

The significant barriers to this market include:
   -   long sales and installation cycles;
   -   complicated due diligence procedures for system financing, and
   - costly operational structure need to expand quickly into new markets.

We have solved these problems by:

   - building standard and easily scalable modules available in weeks;

   - providing financing with the proceeds of this offering, if successful or through private bulk funding or leasing company sources yet to be determined; and

   - by leveraging the existing assets of HVAC companies through distribution or acquisition alignments, we accelerate geographical penetration.

We will also compete with other distributed generation technologies including fuel cells and reciprocating engines, available at prices competitive with existing forms of power generation.

We believe that our systems will have a competitive advantage in that they can be easily scaled to various business sizes and will be more efficient in handling the load profile of small business customers. We also believe that our systems will be
   -   quiet,
   -   environmentally clean,
   -   efficient and
   -   relatively inexpensive to install, service and maintain.
   -   proven business support value, and
   -   cost savings over national grids.

Our systems will also compete with solar and wind-powered systems.

As a result of targeting small businesses that do not currently have easy access to cogeneration, we believe we will lead the competition in this market area upon successful completion of this offering.

We differ from our competitors in that most require dismantling the existing system and installing a completely new system. Our system supplements and integrates with the existing system.

Need for cogeneration

     Based on our experience, due to increasing competitive pressures to cut costs, owners and operators of industrial and commercial facilities are actively looking for ways to use energy more
efficiently.   One option is cogeneration.

Cogeneration is the simultaneous production of air conditioning, or other shaft power usage, electricity and useful heat from the same fuel source. Facilities with cogeneration systems use them to produce their own electricity, and use the waste heat for
   -   process steam,
   -   hot water heating,
   -   space heating, and

   -   other thermal needs.

They may also use excess process heat to produce steam for electricity production.

Cogeneration currently coexists with a regulated industry that is going through major structural changes that may limit its application.

Cogeneration applications

Cogeneration systems have been designed and built by the larger firms in the industry for many different applications. We have only two installed systems, both for smaller users. While most require dismantling the existing system and installing a completely new system, our system supplements and integrates with the existing system.

Large-scale systems can be built on-site at a plant, or off-site. Off-site plants need to be close enough to a steam source to cover the cost of a steam pipeline. Industrial or commercial facility owners can operate the plants, or a utility or a non-utility generator may own and operate them. Manufacturers use 90% of all cogeneration systems. Some industries and waste incinerator operators who own their own equipment realize sizable profits with cogeneration.

Another large-scale application of cogeneration is for district heating. Many colleges and cities, which have extensive district heating and cooling systems, have cogeneration facilities.

The University of Florida has a 42 Megawatt gas turbine cogeneration plant built in partnership with the local utility though we were not involved in any aspect of this installation. Pictures of the plant as well as descriptions of the system and other technical references are currently available on the Internet.

Some large cogeneration facilities were built primarily by other manufacturers to produce power. They produce only enough steam to meet the requirements for qualified facilities under the Public Utilities Regulatory Act of 1978. If no steam host is nearby, one can be built. For example, there are large 80 megawatt or more plants operating under the Public Utilities Regulatory Act of 1978, that have large greenhouses as steam hosts" though these are not our products. The greenhouses operate without losing money only because their steam heat is virtually free of charge.

Many utilities have formed subsidiaries to own and operate cogeneration plants. These subsidiaries are successful due to the operation and maintenance experience that the utilities bring to them. They also usually have a long-term sales contract lined up before the plant is built. One example is a 300 megawatt plant that is owned and operated by a subsidiary co-owned by a utility and an oil company though we did not participate in this project. The utility feeds the power directly into its grid. The oil company uses the steam to increase production from its nearby oil wells.

Cogeneration systems are also available to small-scale commercial and industrial users of electricity, our only target market. Small-scale packaged or modular systems are being manufactured for commercial and light industrial applications. Modular cogeneration systems are compact, and can be manufactured economically.

These systems, ranging in size from 20 to 650 kilowatts produce electricity and hot water from engine waste heat. It is usually best to size the systems to meet the hot water needs of a building. Thus, the best applications are for buildings such as hospitals or restaurants that have a year-round need for hot water or steam. They can be operated continuously or only during peak load hours to reduce peak demand charges, although continuous operation usually has the quickest payback period.

Cogeneration systems have also been developed for private residences however this is not a market that we have an immediate interest in pursuing. These home-sized cogeneration packages have a capacity of up to 5 kilowatts. Both natural gas-fueled and oil-fueled systems exist. They are capable of providing most of the heating and electrical needs for a home.

Small-scale cogeneration has not been widely used in the United States due to the initial cost of buying and installing the system.

Environmental issues

While cogeneration provides several environmental benefits by making use of waste heat and waste products, air pollution is a concern any time fossil fuels or biomass are burned. The major regulated pollutants include particulates, sulfur dioxide and nitrous oxides. Water quality, while a lesser concern, can also be a problem.

New cogeneration plants are subject to an Environmental Protection
Agency permit process designed to meet National Ambient Air Quality
Standards.   Many states have stricter regulations than the EPA.  This
can add significantly to the initial cost of some cogeneration facilities. Some cogeneration systems, such as diesel engines, do not capture as much waste heat as other systems. Others may not be able to use all the thermal energy that they produce because of their location. They are therefore less efficient, and the corresponding environmental benefits are less than they could be. The environmental impacts of air and water pollution and waste disposal are very site-specific for cogeneration. This is a problem for some cogeneration plants because the special equipment such as water treatment, air scrubbers, etc., required to meet environmental regulations adds to the cost of the project. If, on the other hand, pollution control equipment is required for the primary industrial or commercial process, cogeneration still can be economically attractive.

We have configured our products with considerations of environmental
and other regulatory features in mind.   Since our system supplements
and integrates with an existing system, we currently do not believe that we are subject to any federal and state regulation. We do not have any special costs or impact that are an effect of complying with any environmental laws.

Acquisitions

In April 2000, we entered into a contingent acquisition agreement whereby we would assume all the ownership, assets and obligations of Mirage Air Systems, Inc. upon the successful completion of this offering. The purchase price was four million dollars payable in
shares and cash.   The transaction did not close and was not completed
prior to the expiration of the agreement.

Future market development

     Although the number of cogeneration systems is growing at a steady rate, certain factors have and will slow the acceleration of cogeneration activities. These factors include
   - the initial cost of buying and bringing a cogeneration system on-line,
   -    maintenance costs, and
   -    environmental control requirements.

Not all electric utilities need the additional electricity. They may have excess generation capacity or a stable customer base. This leads to lower avoided cost rates, which reduces the viability of cogeneration projects that rely heavily on power sales to utilities.
In addition, the deregulation, or restructuring, of electric power generation makes it more attractive for developers to become independent power producers and to build electricity only power plants, instead of cogeneration plants. There has also been a great deal of pressure from utility and industrial special interests to repeal or amend the Public Utilities Regulatory Act of 1978. If they are successful, it could be difficult for new cogeneration projects to get off the ground. Barring that development, improved technology and cooperation among industries, businesses, utilities, and financiers should provide impetus to the continued development of both cogeneration projects and independent power production projects.

Intellectual property

We intend to trademark and otherwise brand our services. If successful, our rights to such trademarks and service marks will last indefinitely so long as we continue to use and police the marks and, with respect to registered marks, to renew filings with the appropriate government agencies. We consider that marks will become material to our business.

Web site

As part of our program to secure added clients, we have provided a Web site that features a variety of information for sales engineers and customers alike. Our national web site features information for HVAC needs of small business and will contain as well a chat room to allow questions to be submitted to our personnel. Each HVAC licensee/subsidiary will also have a Web site that relates to his particular territory and community dynamics. We believe continued participation and promotion of such Web sites will provide the important marketing advantages.

Employees

As of December 31, 2003, we had 2 individuals who served on as needed basis only and are unsalaried. None of these individuals is represented by a union. We intend to augment our staff in response to the proceeds of this offering and the success of our acquisition and marketing strategies.

Properties

Our principal executive and administrative offices are located at 5800
NW 64th Avenue, Bldg 26 #109, Tamarac, FL. We currently occupy 1,000 square feet of space at a monthly cost of $500, on a month-to-month basis which has been waived by Mr. Balmer. Upon completion of this offering we intend to acquire approximately 2,500 square feet in a nearby facility.

Use of Proceeds

     The following table sets forth our anticipated use of the proceeds of this offering.
                                  If Minimum Sold             If Maximum Sold
                                  ---------------             ---------------
                                  Amount       %            Amount      Percent
                                  ------      ---           ------      -------

Less offering expenses:         $ 500,000    100.0%      $5,000,000      100.0%
  Legal & Accounting Fees          12,000      2.4%          12,000         .2%
  Copying & Advertising             4,000       .8%           4,000         .1%
  State and Federal Filing Fees    16,000      3.2%          16,000         .3%
  Postage                             500       .1%           3,000         .1%
                                ---------                ----------
Net Proceeds                    $ 467,500     93.5%      $4,965,000       99.3%

Use of Net Proceeds:
- - Rent, Utilities, Leases    $   58,200     12.5%      $  116,400        2.3%
- - Payroll:
- - Administrative                150,000     32.1%         300,000        6.0%
- - Professional                   75,675     16.3%         351,350        7.1%
- - Insurance                      14,500      3.1%          29,000         .6%
- - Equipment Purchase/Lease       14,600      3.1%          43,800         .9%
- - Inventory/Lease Financing      31,025      6.6%       1,181,950       23.8%
- - Advertising/Marketing          46,000      9.8%         720,000       14.5%
- - Corporate Website              10,000      2.1%          10,000         .2%
- - Future Acquisitions                 0      0.0%       1,500,000       30.2%
- - Working Capital                67,500     14.4%         712,500       14.4%
                                ---------              ------------
Total Use of Net Proceeds       $ 467,500    100.0%      $4,965,000      100.0%

We have no plans or intentions to acquire any assets from officers, directors or principal stockholders.

No portion of the proceeds will be used to reimburse an officer, director and principal stockholder for services already rendered, assets previously transferred, or moneys loaned or advanced.

We have kept our payments current and have no added obligations of such a nature. The amount of payroll varies as a function of the size of the proceeds of the offering because we intend to hire additional sales and other personnel if funding permits.

We currently have 2 individuals who serve on an as needed basis, and are currently uncompensated. We will expand that number in response to the pace. We anticipate hiring added personnel as the offering progresses and operations require.

Payroll is divided into administrative and professional personnel as a function of the general nature of the duties performed. Administrative personnel are categorized as staff for activities such as payroll, human resources, secretarial, and clerical while professional personnel are categorized as engineers and managers.

Payroll taxes will be incurred by us and are included in the estimates for payroll above. Except as detailed under Material Agreements, all salaries, bonuses and reimbursements are subject to our earnings and finances.

We are not in default or in breach of any debenture indebtedness or financing arrangement. We have no collective bargaining agreements. However, we may be confronted with such issues as we develop our workforce.

With the exception of normal operating revenues, no material amounts of funds from sources other than this offering are expected to be used in conjunction with the proceeds from this offering.

Even if we raise only the minimum amount of the offering, we do not anticipate any liquidity problems in the next 12 months and will not be in default or in breach of any note, loan, lease or other indebtedness
or financing.   If required, we will seek additional sources of funds
to include equipment leasing, equity financing, commercial bank loans
and private investors.   There can be no assurances that we will be
eligible for such loans or that private financing will be available to us.

If we realize less than the maximum amount from this offering we intend to prioritize our fund uses in the following order:

   -   Inventory
   -   Advertising/Marketing
   -   Payroll
   -   Working Capital
   -   Rent, Utilities, Leases
   -   Corporate Website
   -   Insurance

We have no plans for acquisitions at the present time. We will only seek future acquisitions from funds available to us on a maximum offering basis.

We believe that the proceeds from this offering will be sufficient to remove the going concern opinion, even on a minimum basis, and that proceeds will permit operations to continue for the next twelve months.

Pending application by Power Save of the net proceeds of this offering, the proceeds will be invested in short-term, interest-bearing instruments.

Dilution

Purchasers of the common stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their common stock from the offering price.

Our tangible book value as of December 31, 2003 was $0 or $0.000 per share of common stock. Net tangible book value per share represents the amount of our tangible net worth divided by the total number of shares of common stock outstanding as of December 31, 2003.

The following table illustrates the per share dilution:

Offering price:                   $1.00
                                                 Minimum           Maximum
                                                 --------          --------
Net tangible book value per
   common share before the offering              $ (0.008)         $ (0.008)
Increase attributable to new investors               .068              .438
                                                 --------          --------
Pro forma net tangible book value
   per share after the offering                  $   .060          $   .430

Dilution in net tangible book value
   per share to new investors                    $  0.570          $  0.940
Dilution as a percentage of offering price           57.0%             94.0%

Further Dilution. We may issue additional restricted common shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of our common shares and investors in this offering.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

Trends and Uncertainties.   Demand for our systems will be dependent on, among
other things, market acceptance of the Power Save products and services and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of Power Save's activities will be the receipt of revenues from the leasing of our systems on a guaranteed savings basis, Power Save's business operations may be adversely affected by Power Save's competitors and prolonged recessionary periods.

The outcome of the offering is uncertain. We require the successful completion of at least the minimum offering to finance, engineer and market our equipment properly and to generate sufficient revenues to allow us to become profitable. If the minimum offering amount is not obtained, Scott Balmer and/or Russell L. Smith, directors and officers may but are not required to provide advances until alternative funding can be obtained, if any.

Capital and Source of Liquidity. Power Save requires substantial capital in order to meet our ongoing corporate obligations and in order to continue and expand its current and strategic business plans. Our working capital has been obtained through
   -   a loan from Scott Balmer, an officer, director and major
Shareholder and accounts payable accruals,
   - outright sales of equipment ($239,449 net since inception and only $6,800 since 1999), and

   -   through the sale of marketable securities.

Through the issuance of 296,300 shares of our preferred stock for liquid marketable securities valued at $592,600 at the time of the exchange, we have been able to liquidate a portion of these shares to generate enough cash to satisfy our working capital requirements and achieve positive working capital. This allowed us to obtain enough liquidity to expand our basic operations because we had acquired enough cash to pay our bills in a timely fashion and seek additional work through advertising and business contacts.

Prior to this point in time, we did not have the liquidity to obtain new business and to finance the work that we had obtained.

For the year ended December 31, 2003, we received proceeds from the sale of marketable securities of $182 resulting in net cash provided by investing activities of $182.

For the year ended December 31, 2002, we purchased marketable securities for $20,056, acquired fixed assets of $1,366 and received
proceeds from the sale of marketable securities of $2,861.   As a
result, net cash used in investing activities for the year ended
December 31, 2002 was $18,561.

For the year ended December 31, 2001, we did not engaged in any investing activities.

The value of the marketable securities decreased in value from December
31, 1999 to August 18, 2003. This decrease had a negative impact on our liquidity and planned operations in 2001, 2002 and 2003 due to the fact that the proceeds from the sale of marketable securities was the main source of revenue used to continue our business plan. For the years ended December 31, 2003, 2002 and 2001, Power Save did not engage in any financing activities.

On a long-term basis, liquidity is dependent on establishment of operations and receipt of revenues, additional infusions of capital and debt financing.

Results of Operations.   For the year ended December 31, 2003, we had a
net loss of $68,152.  We received no revenues.   Operating expenses for
the year ended December 31, 2003 were $84,191 and consisted of depreciation and
amortization of $750 and general and administrative expenses of $83,441.   We
had interest expense of $950 and dividend income of $34, a loss on sale of marketable securities of $9,832 and a gain on the forgiveness of all debt to Mr. Balmer of $25,103 for the year ended December 31, 2003.

For the year ended December 31, 2002, we had a net loss of $58,689.  We received
no revenues.   Operating expenses for the year ended December 31, 2002 were
$56,442 and consisted of depreciation and amortization of $614 and general and administrative expenses of $55,828. We had interest expense of $1,074 and dividend income of $512 and a loss on sale of marketable securities of $1,685 for the year ended December 31, 2002.

For the year ended December 31, 2001, we did not receive any revenues. We had a net loss of ($67,250) for the year ended December 31, 2001. Operating expenses for that period were $68,709 and consisted of general and administrative expenses of $68,209 and depreciation and amortization of $500. We had interest expense of $2,171 and we received dividend income of $3,630.

We do not have sufficient funds to cover operations for the next twelve months without successful completion of at least the minimum offering. We will rely on additional shareholder advances to maintain current levels of operations.

Plan of Operation.   Since inception, our operations have been limited
to
   -   developing the concepts,
   - developing the marketing program and the basic mechanical modules,
   -   and raising needed capital.

Once the offering is completed, we expect to implement a full marketing plan of our product line and expect to improve our gross margin through better pricing on our purchase prices from outside vendors.

If the offering is successful, we will have the additional capital required to accelerate our business plan and expand our operations and marketing activities. We will seek certain acquisitions to further expand our planned operation. However, we will seek stock-based acquisitions to preserve cash for the operating activities.

Under the lease agreement, the client will pay us the amount saved on
their utility bill in excess of a 10% savings.   If the savings are not
as much as projected, we will receive less revenue than projected or we may not receive any revenue at all.

If the offering is unsuccessful, Power Save may receive additional shareholder advances and will pursue other capital and debt financing in the short term that will allow Power Save to pursue its business plan and, with the success of those efforts, increase revenues. However, there can be no assurance that Power Save will be able to obtain equity or debt financing in the future, if at all.

Realization of funds on a minimum basis in this offering will permit us added marketing but require us to seek added distribution assistance from a corporate partner, if available (though no such partner has yet been identified).

We have engaged in the above on a small basis in order to test our systems and develop marketing and other information. We will commence an aggressive marketing campaign in order to realize the implementation of our plans, based on that test.

We believe that the proceeds of even the minimum offering amount will be sufficient to remove the going concern opinion and that proceeds will permit operations to continue for the next twelve months.

Determination of Offering Price

Because there has been no market for our common stock, the public offering price has been arbitrarily determined by our board of directors. Among the factors considered were our results of operations, our current financial condition, our future prospects, the state of the markets for our products and services, the experience of management and the economics of the industry segment in general.

Plan of Distribution

Plan of Distribution. The common shares are being offered on a self underwritten basis by Scott Balmer, Chairman of the board of directors
of Power Save.   He will not use electronic methods to promote the
offering   Mr. Balmer will distribute the prospectus in person or
through the U.S. mail system.

Consequently, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering. Although Mr. Balmer is an associated person of Power Save as that term is defined in Rule 3a4-1 under the Exchange Act, he is deemed not to be a broker for the following reasons:

   - he is not subject to a statutory disqualification under the Exchange Act at the time of their participation in the sale of our securities.

   - he will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

   - he is not an associated person of a broker or dealer at the time of his participation in the sale of our securities.

The common shares may be offered by selected broker/dealers if we are able to retain one or more. Selected broker/dealers, if any, will receive the standard industry commission.

As of the date of this prospectus, no broker has been retained by us
for the sale of securities being offered.   In the event a broker who
may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

If broker-dealers are involved in the sale of our securities, the participating broker-dealer must transmit any funds received immediately to the escrow account until the minimum sales threshold is reached.

No Formal Escrow Account.   We have not established a formal escrow
account to hold the funds until the minimum offering amount is obtained. The funds will be deposited in a separate account maintained
by Power Save.   If the minimum offering amount is not obtained by
December 31, 2004, the funds will promptly be refunded within the next business day or as soon as possible after the termination of the offering to investors with interest.

Investors cannot withdraw their funds if we successfully sold the minimum amount but have not yet terminated the offering.

A change in the material terms of the offering after the effective date of the registration statement will terminate the original offer and investors would then be entitled to a refund.

Management, principal shareholders or their affiliates may not acquire common shares in the offering.

Offering Period. The offering period will commence on the date of this prospectus and will terminate on December 31, 2004.

                                   Management

Directors and executive officers

                                                                       Term of
Name                    Age           Position                         office
----                    ---           --------                         -------


Scott E. Balmer          78      Chairman of the Board of Directors      1988
Russell L. Smith         56      President, Chief Financial Officer
                                 and Director                            2003

Note: Presently all executiv    es serve on an as needed basis only. Except
for Mr. Balmer, this requirement has been filled on a part-time basis only, usually requiring less than 2 hours per week.

No compensation has been granted for such service and no compensation is due in the future for such service. They will join us permanently in the position indicated upon attaining financing.

An officer or director expected to join Power Save or designate is one who will assume the office no later than upon completion of the offering.

Our directors are elected for a one-year period at the annual meeting of our shareholders and can be re-elected to subsequent terms. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal. Our executive officers serve at the discretion of the Board of Directors.

None of the permanent executives or directors has or will have any family relationship to any other.

We expect to obtain key life insurance on Scott Balmer, payable to us.

Scott Emerson Balmer is our founder and has directed Power Save since 1988. He has spent in excess of 45 years in the HVAC industry and has designed equipment to fill a variety of niches in the marketplace.

Since 1988, Balmer and his associates have concentrated on development of medium capacity combo system electric generating plants, cogeneration, and research and development of natural gas fueled systems. He is a creator of numerous unique designs in energy saving equipment including solar and geothermal energy systems.

From 1949 to 1961, Mr. Balmer worked for Holland Furnace Co., beginning as a sales tech trainee, then branch manager and continuing as division
manager from 1954 to 1961.   From 1961 to 1985, Mr. Balmer was the
chief executive officer of a series of affiliated heating, ventilating and air conditioning companies: Scott Heating and Air Conditioning, Duncan Heating, Brown Heating and Air Conditioning, Heat Cool, Inc. dba
Allied Air Conditioning Service.   During 13 of those years, Mr. Balmer
became involved as the inventor or co-inventor of record and chief executive officer responsible for the manufacturing and national marketing of proprietary energy saving equipment, including solar and geothermal energy systems for Allied operating out of Florida.

RUSSELL L. SMITH, PRESIDENT, CHIEF FINANCIAL OFFICER AND DIRECTOR

Russell L. Smith, age 56, became Vice Chairman, President and Chief
Financial Officer in September 2004 and a director in August 2003. Mr. Smith brings the Company the knowledge to expand the Company internationally and provide a firm focused business plan from his thirty year history in energy, gold mining, oil production and green power and alternative energy sources. Mr. Smith currently serves as a director of Vision Energy Group, a position he has held since 2001. Mr. Smith had previously retired after his previously mentioned, highly successful career creating substantial revenues and financing operations for several companies.

Director compensation

     None of our directors received any compensation for their services as a director during fiscal year 1999 through 2003. After completion of the offering, we will consider a small stipend for directors who are not employees of Power Save and/or participation in a stock option plan. We reimburse all reasonable expenses incurred in connection with attending meetings of the Board. Officers serve at the discretion of the Board and are elected annually. No director is selected or serves pursuant to any special arrangement or contract.

Executive compensation

     No executives received compensation from Power Save in 2001, 2002 or 2003.

     Any bonuses would be awarded by the Board of Directors following a review of our performance in the previous year and a judgment that such bonuses were warranted. The Board may also choose additional forms of compensation if our and the individual's performance both so warranted. The formula or criteria for determining bonuses past 2000 has not yet been established.

Stock option and exercise prices

     We have no stock option plan adopted at the present time and there are no outstanding stock options that have been granted to anyone.

Employment agreements

     We will enter into three-year employment agreements containing confidentiality and non-compete provisions with all current officers and we intend to negotiate similar agreements with new executive officers. We expect to have these in place during the fourth quarter 2004. The employment agreements will specify salary, other forms of compensation, termination and other provisions to protect both our rights and those of the employee.

     Each employment agreement also will provide that the employee is entitled to a bonus as determined by the board of directors, from time to time, and options under Power Save's Stock Option Plan, if adopted. Each Employment Agreement will provide for a term of three years and is renewable upon mutual consent. The employment agreements may be terminated for cause and, in the event of change in control of Power Save, each employee is entitled to a lump sum payment equal to the greater of one year's salary or the baser salary and benefits that would have been received by the employee if he/she had remained employed by us the remainder of the three year term. The employment agreements also contain confidentiality and non-competition provisions prohibiting the employee from competing against us and disclosing trade
secrets and other proprietary information.   Courts have often held
that such non-compete agreements are contrary to public policy and may easily not be enforceable.

Principal Shareholders

     The following table sets forth certain information with respect to beneficial ownership of the Common stock as of December 31, 2003 and as adjusted to reflect the sale of the minimum and maximum amount of the shares offered hereby, by:
   - each person known by us to be the beneficial owner of more than 5% of our common stock;

   -   each of our directors;
   -   each of our  executive  officers,
   -   all our directors and executive officers as a group, and
   -   all other stockholders as a group.

                                  Prior to           After           After
Name of Beneficial Owner          Offering           Minimum         Maximum
------------------------          --------           -------         -------

Scott Balmer                    600,000( 9.4%)   600,000( 8.7%)   600,000( 5.3%)
Ariadne Holdings (1)          3,280,149(51.1%) 3,280,149(47.4%) 3,280,149(28.7%)
Russell L. Smith                700,000(10.9%)   700,000(10.1%)   700,000( 6.1%)
Other Investors               1,834,000(28.6%) 2,334,000(33.8%) 6,834,000(59.9%)
                              ---------        ---------        ---------
Total                         6,414,149        6,914,149       11,414,149

Total shares sold in the offering (Min)    500,000
Total shares sold in the offering (Max)  5,000,000

----------
(1)Russell L. Smith and Scott Balmer are officers and directors of the Company and Mr. Smith is an officer, director and shareholder of Ariadne Holdings making their shares beneficially owned by Mr. Smith.

Indemnification

Our bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933. The Nevada Revised Statutes allows a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances.

Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the company. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Provided the terms and conditions of these provisions under law are met, officers, directors, employees, and agents of Power Save may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of Power Save. Power Save has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

Certain Transactions

     We currently use office space from a major stockholder, Mr. Scott Balmer. Mr. Balmer is not charging us for the use of the office space. We have recorded contributed capital for the estimated cost of the space at $500 per month starting January 1998 with and offset to rent expense. Mr. Balmer has provided free services to us. These services included any administrative, development or marketing services
necessary to promote and develop the business.   We have recorded
contributed capital for the estimated cost of the services at $1,500 per month starting January 1998 with an offset to officer compensation. Mr. Balmer has made certain advances to us on an interest free basis, payable upon demand. From inception of the loans to December 31, 1996, we have computed interest on the advances at 8% and treated the interest of $70,318 as contributed capital with an offset to interest expense. From 1997 forward we have accrued interest on the advances, until paid, as a liability with an offset to interest expense. During the period ended December 31, 2000 we paid off the advances, which at the time were $218,753 and paid down the accrued interest to $32,134.

     Mr. Balmer accepted all of the Company's net assets for the forgiveness of all debt owed to him by the Company in August 2003.

     We believe that all of the transactions set forth in this document were made on terms of less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including any outside directors, and be on terms no less favorable to us than could be obtained from
unaffiliated third parties.   Power Save currently has no outside
directors.

Market for Common Stock and Related Stockholder Matters

Market Information.   Power Save's common stock is not listed in the
pink sheets or in the OTC Bulletin Board maintained by the NASD.

Holders.   The approximate number of holders of record of Power Save's common stock, as of October 31 was thirty-four.

Dividends.   Holders of Power Save's common stock are entitled to
receive such dividends as may be declared by its board of directors.

Shares Eligible for Future Sale

Power Save currently has 6,414,149 of common stock outstanding. Assuming completion of the offering and the issuance of all common shares in this offering, there will be 11,614,149 common shares outstanding. Of these, 4,580,149 common shares, all held by officers, directors or affiliates will be deemed to be restricted securities. These common shares are subject to a lock-up agreement until one-year from the date the offering is fully subscribed or terminated.

Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of Power Save's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale.

The amount of restricted securities which a person who is not an affiliate of Power Save may sell is not so limited. Non-affiliates may each sell without limitation shares held for two years. Power Save will make application for the listing of its shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of Power Save's Shares in the over-the-counter market, should a market develop. Prior to this offering there has been no public market for
the common stock of Power Save.   The effect, if any, of a public
trading market or the availability of shares for sale at prevailing
market prices cannot be predicted.   Nevertheless, sales of substantial
amounts of shares in the public market could adversely affect prevailing market prices.

Description of Securities

The authorized capital stock of Power Save consists of 50,000,000 shares of common stock, par value $0.001. On December 31, 2003, 6,414,149 shares of common stock were issued and outstanding and there is one holder of the common stock. 50,000,000 preferred shares are authorized and 296,300 have been issued and are outstanding.

4,580,149 of the currently outstanding shares of common stock are subject to a lock-up agreement and therefore cannot be placed upon the market for one-year from the date of the offering is fully subscribed or terminated.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock represented at a meeting at which a quorum is present may elect all directors to be elected at the meeting. Holders of the common stock may take action without a meeting of stockholders if a consent in writing setting forth such action is signed by the holders of the majority of all outstanding shares of common stock.

     The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of Power Save, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. There are no preemptive rights, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be outstanding upon completion of the offering will be, fully paid and non-assessable. The dividends and liquidation rights of holders of common stock are subject to the rights and preferences of the holders of shares of any series of preferred stock that Power Save may issue in the future.

The preferred stock is non-voting, non-dividend bearing, redeemable by Power Save and convertible to common stock upon successful completion of this offering at a conversion price based on the amount represented by the preferred stock ($.50 per preferred share) and the equivalent amount of common stock at the underwriting price ($1.00) by the holder
or 1/10 of a common share for each preferred share.   There are no
specific redemption terms, only the redemption right to Power Save.

     No material terms of our by-laws are believed to exist that would delay, defer or prevent a change of control of the company. The staggered terms of our board of directors relate to the time that they originally agreed to serve and were elected and do not constitute a barrier to change in control.

Legal Proceedings

     We are not a party to any material litigation. However, claims and litigation may arise in the normal course of business.

Experts

The financial statements as of December 31, 2002 and 2001 included in this prospectus, have been audited by David T. Thomson P.C., and as of December 31, 2003 Semple and Cooper, LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Interests of Experts or Counsel

None of the experts or counsel named in the prospectus is affiliated with Power Save.

Legal Matters

All legal matters with respect to the issuance of the securities offered hereby will be passed upon by the law firm of New Venture Attorneys, Tomer Tal, Esq., Auburn, CA.

Reports

Pursuant to the Rules and Regulations of the Securities and Exchange Commission, we will provide our Investors with Annual Reports containing audited financial statements, together with Quarterly

Reports containing unaudited financial statements and Interim Reports containing information regarding relevant information about the operations of Power Save.

Additional Information

We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission in Washington, D.C. with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules thereto filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The registration statement, including all amendments, exhibits and schedules thereto, and any other documents involved in this filing, may be inspected without charge at the Public Reference Room at the office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices at New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issues that file electronically with the Commission. The address of the site is http://www.sec.gov.

Following this registration, we intend to make an annual report with audited financial statements available to our shareholders. We intend to file quarterly and annual reports with the Commission and other regulatory authorities, as required by law and regulation.

Financial Statements


                                              Page
                                              ----

Independent Auditors' Report                   35
Balance Sheets                                 37
Statements of Operations                       39
Statement of Stockholders' Equity              40
Statements of Cash Flows                       43
Notes to Financial Statements                  45
Independent Auditor's Report

Board of Directors and Stockholders

POWER SAVE INTERNATIONAL, INC.

I have audited the accompanying balance sheets of Power Save International, Inc. (a development stage company) as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audits. The financial statements of Power Save International, Inc. at August 31, 1996, were audited by other auditors whose report thereon dated October 29, 1996, expressed an opinion with an explanatory paragraph as to going concern. The cumulative information from September 1, 1996 to December 31, 1997 was compiled by other accountants, whose reports dated at various times during that period, stated that they did not express an opinion or any other assurance on those statements.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provided a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Save International, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 3 and 4, the Company is in the development stage and has sustained significant losses from inception to date and there is no assurance that the Company can realize sufficient revenues from its products and services to attain profitable operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also discussed in Notes 3 and 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

David T. Thomson, P.C.
Salt Lake City, Utah
April 22, 2003

INDEPENDENT AUDITORS' REPORT



To The Stockholders and Board of Directors of
Power Save International, Inc.


We have audited the accompanying balance sheet of Power Save International, Inc. (A Development Stage Company) as of December 31, 2003 and the related statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Save International, Inc. (A Development Stage Company) as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit at December 31, 2003 in the amount of $1,928,828. The Company also has negative working capital at December 31, 2003 in the amount of $53,615. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   /s/ Semple & Cooper, LLP

Phoenix, Arizona
October 25, 2004

                      POWER SAVE INTERNATIONAL, INC.
                      (A DEVELOPMENT STAGE COMPANY)
                              BALANCE SHEETS
                      DECEMBER 31, 2003, 2002 AND 2001
                                    ASSETS

                                    December 31,     December 31,   December 31,
                                        2003             2002             2001
                                       ------          -------          -------
CURRENT ASSETS:
  Cash                                 $   --          $ 4,581          $68,532
  Marketable securities-available
   for-sale                                --           11,451            2,781
                                       ------          -------          -------
     Total Current Assets                  --           16,032           71,313
                                       ------          -------          -------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Equipment                                --            5,478            4,112
                                       ------          -------          -------
                                           --            5,478            4,112
  Less accumulated depreciation            --            3,351            2,737
                                       ------          -------          -------
  Net property, plant and
   equipment                               --            2,127            1,375
                                       ------          -------          -------

TOTAL ASSETS                           $   --          $18,159          $72,688
                                       ======          =======          =======

The accompanying notes are an integral part of these financial statements

                         POWER SAVE INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                        DECEMBER 31, 2003, 2002 AND 2001
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                       December 31,  December 31,  December 31,
                                           2003          2002          2001
                                       -----------   -----------   -----------

CURRENT LIABILITIES:
  Accounts payable                     $    53,615   $     4,746   $     3,436
  Accrued liabilities
    stockholder                                 --         8,708        23,018
                                       -----------   -----------   -----------
     Total Current Liabilities              53,615        13,454        26,454
                                       -----------   -----------   -----------

STOCKHOLDERS' EQUITY:
  Preferred stock; 50,000,000
   shares authorized; $.001 par
   value; 296,300 shares issued
   and outstanding at December 31,
   2003, 2002 and 2001                         296           296           296
  Capital stock, $.001 par value;
   50,000,000 shares authorized;
   6,414,149 shares issued and
   outstanding at December 31,
   2003, 2002 and 2001                       6,414         6,414         6,414
  Additional paid-in capital             1,868,503     1,868,503     1,844,503
  Deficit accumulated during the
   development stage                    (1,928,828)   (1,860,676)   (1,801,987)
  Accumulated other comprehensive
   income (loss)                                --        (9,832)       (2,992)
                                       -----------   -----------   -----------
     Total Stockholders' Equity            (53,615)        4,705        46,234
                                       -----------   -----------   -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                $        --   $    18,159   $    72,688
                                       ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements

                      POWER SAVE INTERNATIONAL, INC.
                      (A DEVELOPMENT STAGE COMPANY)
                         STATEMENTS OF OPERATIONS

                                                                              Inception
                                                   Year Ended                  Through
                                    December 31,   December 31,  December 31, December 31,
                                        2003          2002          2001          2003
                                    ------------   -----------   -----------  -----------
SALES, Net of Returns,
 Allowances and Discounts           $         --  $         --  $         --  $   591,656
COST OF SALES                                 --            --            --      352,207
                                    ------------   -----------   -----------  -----------
Gross margin                                  --            --            --      239,449
                                    ------------   -----------   -----------  -----------
EXPENSES:
  Research and development
   costs                                      --            --            --      119,554
  Depreciation and amortization              750           614           500      550,510
  Reserve against product rights              --            --            --      244,000
  General and administrative
   expenses                               83,441        55,828        68,209    1,004,750
                                    ------------   -----------   -----------  -----------
TOTAL OPERATING EXPENSES                  84,191        56,442        68,709    1,918,814
                                    ------------   -----------   -----------  -----------
Net (loss) from operations               (84,191)      (56,442)      (68,709)  (1,679,365)
                                    ------------   -----------   -----------  -----------
OTHER INCOME (EXPENSE)
  Nonrefundable option income                 --            --            --       23,000
  Gain/(loss) on sale of
   marketable securities                  (9,832)       (1,685)           --      167,206
  Write down of marketable
   securities                                 --            --            --     (364,326)
  Interest expense                          (950)       (1,074)       (2,171)    (115,134)
  Dividend income                             34           512         3,630       13,004
  Forgiveness of debt                     25,103            --            --       25,103
  Other income                             1,684            --            --        1,684
                                    ------------   -----------   -----------  -----------
TOTAL OTHER INCOME (LOSS)                 16,039        (2,247)        1,459     (249,463)
                                    ------------   -----------   -----------  -----------
NET (LOSS) BEFORE TAXES                  (68,152)      (58,689)      (67,250)  (1,928,828)

PROVISIONS FOR INCOME TAXES                   --            --            --           --
                                    ------------   -----------   -----------  -----------
NET INCOME (LOSS)                   $    (68,152)      (58,689)  $   (67,250) $(1,928,828)
                                    ------------   -----------   -----------  -----------
BASIC AND DILUTED
 (LOSS) PER SHARE                   $      (0.01)  $     (0.01)  $     (0.01) $     (0.30)
                                    ------------   -----------   -----------  -----------
WEIGHTED AVERAGE SHARES
 OUTSTANDING                           6,414,149     6,414,149     6,414,149    6,414,149
                                    ============   ===========   ===========  ===========

The accompanying notes are an integral part of these financial statements

                         POWER SAVE INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                FROM INCEPTION (May 8, 1987) TO DECEMBER 31, 2003

                                                                                 Deficit
                                                                                 Accumulated  Accumulated
                                                                      Additional During the   Other         Total        Compre-
                                Preferred Stock      Common Stock       Paid-in  Development  Comprehensive Shareholders hensive
                               Shares     Amount    Shares    Amount    Capital  Stage        Income        Equity       Income
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Issuance of shares for cash
 May 1987                            --  $     --    100,000  $   100  $  2,900          --             --  $     3,000
Issuance of shares for cash
 August 1987                         --        --     63,433       63   279,877          --             --      279,940
Issuance of shares for product
 rights and other intangible
 assets                              --        --         33       --        --          --             --           --
Sale of shares to the public
 for $.30 per share-restated         --        --     74,334       74    22,226          --             --       22,300
Deferred offering costs              --        --         --       --    (7,892)         --             --       (7,892)
Exchange of shares regarding
 pooling of interest of
 subsidiaries:
  Cancellation                       --        --    (63,467)     (63)       63          --             --           --
  Re-issuance                        --        --    396,767      397      (397)         --             --           --
Issuance of shares for services      --        --     30,500       31       884          --             --          915
Cancellation of shares-former
 officer                             --        --    (30,000)     (30)   (9,970)         --             --      (10,000)
Issuance of shares to A.P.S.I.
 merger                              --        --  5,144,000    5,144    39,856          --             --      (45,000)
Issuance of shares for prepaid
 lease and   working capital         --        --    449,000      449   249,551          --             --      250,000
Issuance of shares for services      --        --     95,000       95     2,755          --             --        2,800
Conversion of debt to preferred
 stock                           50,000        50         --       --   499,950          --             --      500,000
Exchange of preferred shares
 for oil and gas properties   2,000,000     2,000         --       -- 9,998,000          --             --   10,000,000
Issuance of shares for
 services                            --        --    154,549      154     4,483          --             --        4,637
Additional contributed capital       --        --         --       --    70,318          --             --       70,318
Net loss from inception through
 December 31, 1996                   --        --         --       --        --    (979,024)            --     (979,024)   (979,024)
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Balance-December 31, 1996     2,050,000     2,050  6,414,149    6,414$1,152,604    (979,024)            --   10,182,044
Net loss for the year ended
 December 31, 1997                    -         -          -        -         -     (53,554)             -      (53,554)    (53,554)
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Balance-December 31, 1997     2,050,000     2,050  6,414,149    6,414 $1,152,604 (1,032,578)             -   10,128,490


The accompanying notes are an integral part of these financial statements.

                         POWER SAVE INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                FROM INCEPTION (May 8, 1987) TO DECEMBER 31, 2003
                                   (CONTINUED)

                                                                                 Deficit
                                                                                 Accumulated  Accumulated
                                                                      Additional During the   Other         Total        Compre-
                                Preferred Stock      Common Stock       Paid-in  Development  Comprehensive Shareholders hensive
                               Shares     Amount    Shares    Amount    Capital  Stage        Income        Equity       Income
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Additional contributed capital       --        --         --       --    24,000          --             --       24,000
Cancellation of preferred
 shares for oil and gas
 properties and other
 outstanding preferred
 shares                      (2,050,000)   (2,050)        --       --(9,997,950)         --             --  (10,000,000)
Net loss for the year ended
 December 31, 1998                   --        --         --       --         -    (315,441)            --     (315,441)   (315,441)
                              ---------  --------  ---------  ------- ---------- -----------  ------------- ------------ -----------
Balance-December 31, 1998            --        --  6,414,149    6,414 1,178,654  (1,348,019)            --     (162,951)

Additional contributed capital       --        --         --       --     35,545         --             --       35,545
Issuance of preferred shares
 for marketable securities      296,300       296         --       --    592,304         --             --      592,600
Comprehensive income:
  Net loss for the year ended
   December 31, 1999                 --        --         --       --          -    (98,337)            --      (98,337)    (98,337)
  Other comprehensive
   income (loss)
    Unrealized gain
      on securities                  --        --         --       --          -         --        339,060      339,060     339,060
                                                                                                                         -----------
Comprehensive income                 --        --         --       --          -         --             --           --     240,723
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Balance-December 31, 1999       296,300       296  6,414,149    6,414  1,806,503 (1,446,356)       339,060      705,917

Additional contributed capital       --        --         --       --     14,000         --             --       14,000
Comprehensive income:
  Net loss for the year ended
   December 31, 2000                 --        --         --       --          -   (288,381)            --     (288,381)   (288,381)
  Other comprehensive
   income (loss)
    Unrealized loss
      on securities                  --        --         --       --          -         --       (339,060)    (339,060)   (339,060)
                                                                                                                         -----------
Comprehensive income (loss)          --        --         --       --          -         --             --           --    (627,441)
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Balance-December 31, 2000       296,300       296  6,414,149    6,414  1,820,503 (1,734,737)            --       92,476

The accompanying notes are an integral part of these financial statements.

                         POWER SAVE INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                FROM INCEPTION (May 8, 1987) TO DECEMBER 31, 2003
                                   (CONTINUED)

                                                                                 Deficit
                                                                                 Accumulated  Accumulated
                                                                      Additional During the   Other         Total        Compre-
                                Preferred Stock      Common Stock       Paid-in  Development  Comprehensive Shareholders hensive
                               Shares     Amount    Shares    Amount    Capital  Stage        Income        Equity       Income
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Additional contributed capital       --        --         --       --     24,000         --             --       24,000
Comprehensive income:
  Net loss for the year ended
   December 31, 2001                 --        --         --       --         --    (67,250)            --      (67,250)    (67,250)
  Other comprehensive
   income (loss)
    Unrealized loss
      on securities                  --        --         --       --         --         --         (2,992)      (2,992)     (2,992)
                                                                                                                         -----------
Comprehensive income (loss)          --        --         --       --         --         --             --           --     (70,242)
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Balance-December 31, 2001       296,300       296  6,414,149    6,414  1,844,503 (1,801,987)        (2,992)      46,234

Additional contributed capital       --        --         --       --     24,000         --             --       24,000
Comprehensive income:
  Net loss for the year ended
   December 31, 2002                 --        --         --       --         --    (58,689)            --      (58,689)    (58,689)
  Other comprehensive
   income (loss)
    Unrealized loss
      on securities                  --        --         --       --         --         --         (6,840)      (6,840)     (6,840)
                                                                                                                         -----------
Comprehensive income (loss)          --        --         --       --         --         --             --           --     (65,529)
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Balance-December 31, 2002       296,300       296  6,414,149    6,414  1,868,503 (1,860,676)        (9,832)       4,705

  Other comprehensive
   income (loss)
   Realized loss on securities       --        --         --       --         --         --          9,832        9,832       9,832
   Net loss for the year ended
    December 31, 2003                --        --         --       --         --    (68,152)            --      (68,152)    (68,152)
                                                                                                                         -----------
Comprehensive income (loss)          --        --         --       --         --         --             --           --     (58,320)
                              ---------  --------  ---------  -------  --------- -----------  ------------- ------------ -----------
Balance-December 31, 2003       296,300  $    296  6,414,149  $ 6,414 $1,868,503$(1,928,828)  $         --  $   (53,615)
                              =========  ========  =========  =======  ========= ===========  ============= ============

The accompanying notes are an integral part of these financial statements

                         POWER SAVE INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                                        Inception
                                                                Years Ended                               Through
                                             December 31,       December 31,       December 31,         December 31,
                                                 2003               2002               2001                 2003
                                               --------           --------           ---------           -----------
CASH FLOWS FROM OPERATON
 ACTIVITIES
  Net income (loss)                            $(68,152)          $(58,689)          $ (67,250)          $(1,928,828)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Depreciation and amortization                   750                614                 500               550,510
    Common stock issued for lease                    --                 --                  --               225,000
    Gain on sale of securities                    9,832              1,685                  --              (167,206)
    Write down of marketable
     securities                                      --                 --             364,326               364,326
    Contributed interest                             --                 --                  --                70,018
    Contributed rent and officer
     compensation                                    --             24,000              24,000               110,000
    Reserve against assets and
     liabilities                                     --                 --                  --               244,000
   Changes in assets and liabilities:
    (Increase) in prepaid
     expenses                                        --                 --               1,500                    --
    Increase in accounts payable                 48,213              1,310               2,753                52,959
    Increase in accrued interest                 (8,708)             1,074               2,171                32,382
    Increase (decrease) in
     advances from shareholder                   13,302            (15,384)            (11,287)              (19,079)
                                               --------           --------           ---------           -----------
    Net cash used in operating
     activities                                  (4,763)           (45,390)            (47,613)             (465,918)
                                               --------           --------           ---------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable
   securities                                        --            (20,056)                 --               (20,056)
  Product rights, development
   costs and intangibles                             --                 --                  --              (244,000)
  Increase in organization costs                     --                 --                  --               (36,408)
  Proceeds from sale of marketable
   securities                                       182              2,861                  --               404,266
  Acquisition of fixed assets                        --             (1,366)                 --               (15,478)
                                               --------           --------           ---------           -----------
    Net cash provided by (used)
     in investing activities                        182            (18,561)                 --                88,324
                                               --------           --------           ---------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of
   common stock, net                                 --                 --                  --               366,050
  Contributed capital                                --                 --                  --                11,544
                                               --------           --------           ---------           -----------
    Net cash provided by financing
     activities                                      --                 --                  --               377,594
                                               --------           --------           ---------           -----------
    Net Increase (decrease)
     in Cash                                     (4,581)           (63,951)            (47,613)                   --

CASH AT BEGINNING PERIOD                          4,581             68,532             116,145                    --
                                               --------           --------           ---------           -----------
CASH AT END OF PERIOD                          $     --           $  4,581           $  68,532           $        --
                                               ========           ========           =========           ===========

The accompanying notes are an integral part of these financial statements

                         POWER SAVE INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                                                                             Inception
                                                                   Years Ended                                 Through
                                             December 31,          December 31,          December 31,        December 31,
                                                 2003                  2002                  2001                2003
                                             ------------          ------------          ------------          --------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Stock issued in exchange for
   goods and services and
   marketable securities                     $         --          $         --          $         --          $601,200
                                             ============          ============          ============          ========
  Stock issued in exchange
   for license fee                           $         --          $         --          $         --          $500,000
                                             ============          ============          ============          ========
  Cash paid for interest                     $      1,302          $         --          $         --          $  1,302
                                             ============          ============          ============          ========
  Cash paid for income taxes                 $         --          $         --          $         --          $     --
                                             ============          ============          ============          ========

The accompanying notes are an integral part of these financial statements

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

The predecessor company of Power Save was incorporated on May 8, 1987 in Nevada under the name Florida Pacific Corporation. In December 1988, Power Save Products was merged into Florida Pacific and the name was changed to Power Save International, Inc. To obtain personal funds, Scott Balmer, the principal shareholder, sold most of his controlling shares in July 1999 to Impact Consulting Group, Inc., a non-affiliate, for $150,000 and resigned as an officer and director. After this change in control, the name was changed to Interactive
Music, Inc.   At the same time, Mr. Balmer entered into an agreement with the new management to purchase the assets, liabilities and name "Power Save International, Inc." for $2,000 so he could continue to pursue development and
marketing of the technology.   Mr. Balmer contributed the assets and liabilities
into a new corporation named Power Save, Ltd. formed in Nevada on July 23, 1999 and the name was later changed to Power Save International, Inc.

For the past five years, Power Save has been inactive as we have attempted to obtain public financing for our operations. Upon receipt of sufficient funding, we will design, sell/lease and finance fossil- fueled engine-driven air conditioning, heating, thermal heat recovery and electric co-generating plants. We will target the more than 2 million U.S. small businesses that usually are unable to negotiate attractive utility rates.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Power Save International, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Accounting method    -   The Company's financial statements are prepared using
the accrual method of accounting.

Use of Estimates   -   The preparation of financial statements in conformity
with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Deferred Revenue    -    The Company's sale of plant
design and revenue from plant installation is done within a short time since its plants are designed for small commercial sites and buildings and are generally completed within a few months. The Company recognizes revenue as earned at the completion of the contract. To date the Company's contract sales have been from "outright" sales of its installations. Any deposits received from plant installations are immediately utilized to order and pay for the material and labor to build the systems. During the years ended December 31, 2003, 2002 and 2001 the Company has received no deposits for plant installations. The

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company's business plan proposes a future contract transaction with its customers through a method it calls a guaranteed savings plan. The systems installed under this method will be owned by the Company and leased to the sites for a ten-year period. Power savings incurred by the customer will be paid to the Company under the lease. The Company will receive a reduced amount or up to a 100% reduction in this share if the savings do not materialize. Since the Company has no such contracts of this nature through December 31, 2003, and this future contract method is not applicable to these financial statements, no revenue has been recognized under this method and no potential liability, if any, under this method has been recorded in these financial statements.

Equipment sales are recorded upon shipment. The Company allows its customers to return product for exchange or credit if the product is defective or unwanted within 3 days of delivery, but only in the event the manufacturer would issue an equivalent credit and the customer would pay the restocking charge. In general all sales are final. Provisions for estimated losses on such returns are recorded at the time of sale.

Certain contracts require installation or delivery of products on prescribed schedules and are accounted for as the products are delivered and the service and installation portion of the contract on a percentage completion method. Revenues are recorded as the costs become known and the various billable components on that section of the installation are complete. Costs and estimated earnings in excess of the billings on the uncompleted contract represent revenues recognized in excess of amounts billed.

Organization and start-up costs    -    The Company has adopted SOP 98-5
"Reporting on the Costs of Start-up Activities." The SOP requires costs of start-up activities and organization costs to be expensed as incurred.

Comprehensive Income    -    The Company adopted Statement of Financial
Accounting Standard No. 130, "Comprehensive Income"("SFAS No. 130"), which is effective for annual periods ending after December 15, 1997. As provided by SFAS No. 130, reclassification adjustments to prior year amounts are reported in a separate statement of comprehensive income along with current year components of comprehensive income.

Inventories - Inventories consist of finished goods purchased for resale and are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Provision for potentially obsolete or slow moving inventory is made based on management's analysis of inventory levels and future sales forecasts.

Property and Equipment   -    Property and equipment are stated at cost, less
accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful life of the computer and office equipment, office furniture and vehicles from three to seven years. Depreciation expense for the years ended December 31, 2003 and 2002 was $750 and $614, respectively.

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leasehold improvements are amortized over the life of the improvement or the term of the lease, whichever is shorter. Long-lived assets used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Product Rights    -   Product rights were to be amortized over revenue
generating operations based on management's expectations of the life of such technology acquired. In 1998, the remaining cost of the product rights were reserved in total leaving a zero balance at December 31, 2003, 2002 and 2001. (see note 5).

Issuance of Shares for Services and Other Assets    -   Valuation of shares for
services and other acquired assets were based on the fair market value of services received.

Earnings (Loss) Per Share   -   The Company adopted Statement of Financial
Accounting Standard N0. 125, "Earnings per Share" ("SFAS No. 128"), which is effective for annual periods ending December 15, 1997, Earnings (Loss) per share are computed based on the weighted average number of shares actually outstanding, which were 6,414,149 for all periods presented. No changes in the computations of diluted earnings per share amount are presented, since there were no capital stock transactions that would serve to dilute common shares.

Income Taxes   -   The Company accounts for income taxes using the asset and
liability method. The difference between the financial statement and the tax basis of assets and liabilities are determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liability accounts.

Statement of Cash Flows   -   The Company considers (if and when they have any)
all highly liquid investments with initial maturities of three months or less to be cash equivalents. During 1999 the Company had a non-cash transaction as explained in Note 9. The Company had no non-cash investing and financing transaction during 2003, 2002 and 2001.
Reclassifications   - Certain prior year amounts have been reclassified to
conform with December 31, 2003 classifications.

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Marketable Securities     -    Marketable securities consist of common stock.
Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities or available-for-sale securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of its investments in marketable securities at the time of purchase and re-evaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized holding gains and losses are included in earnings. Debt securities for which the company does not have the intent or ability to hold to maturity and equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax if applicable, reported as a separate component of stockholders' equity in accumulated other comprehensive income. The company at this time has no trading securities.

ADVERTISING

The Company expenses advertising costs as incurred. For the years ended December 31, 2003 and 2002 the Company did not incur advertising expense.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments, including cash, accounts receivable and payable, notes receivable and payable and accrued liabilities approximate fair value due to the relatively short period to maturity for these instruments.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123," ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

In January 2003, and as revised in December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation No. 46"), an interpretation of Accounting Research Bulletin ("ARB") No. 51", "Consolidated Financial Statements." Interpretation No. 46 addresses

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through another interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation No. 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation No. 46 to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS
140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

Management does not expect any material impact on the Company's consolidated financial position or results of operations from the implementation of these statements.

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE   3 - BASIS OF PRESENTATION AND CONSIDERATIONS RELATED
TO CONTINUED EXISTENCE

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $68,152, $58,689 and $67,250 for the years ended December 31, 2003, 2002 and 2001, respectively. Additionally, the Company has incurred losses of $1,928,828 from inception through December 31, 2003. These factors, among others, raise substantial doubt as to the Company's ability to obtain debt and/or equity financing and achieve profitable operations.

   The Company's management intends to raise additional operating funds through equity and/or debt offerings. However, there can be no assurance management will be successful in its endeavors. Ultimately, the Company will need to achieve profitable operations in order to continue as a going concern.

   These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE   4 - DEVELOPMENT STAGE COMPANY

The Company is a development stage company as defined in Financial Accounting Standards Board Statement No. 7. It has yet to commence full-scale operations. From inception through December 31, 2003, the Company did not have any net income from operations. At the current time, the Company has $0 in assets and $53,615 in liabilities.

The Company has not yet generated significant revenue and has begun to fund its operations through the issuance of equity. Accordingly, the Company's ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to obtain additional financing and execute its business plan. There can be no assurance that the Company will be able to obtain additional funding, and, if available, that the funding will be obtained on terms favorable to, or affordable by the Company. The Company's management is exploring several funding options and expects to raise additional capital through private placements to continue to develop the Company's operations around its business plan. Ultimately, however, the Company will need to achieve profitable operations in order to continue as a going concern.

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE   5 - PRODUCT RIGHTS

The company acquired certain product rights, development costs and other intangible assets at a cost of $244,000 from H.C. Technology, Inc. (a then related corporation). These assets were appraised on September 15, 1987 for $1,480,000 and such assets include product technology, employee replacement costs, marketing programs, trade names, and other assets with determinable value. Since the acquisition of these assets was a number of years ago, the valuation carried on the books was reserved to a zero value at December 31, 2002 and 2001.

During the year ended December 31, 2003, the product rights were transferred to the originating stockholder as repayment for the advances due to the stockholder.

NOTE   6 - LICENSE FEE

   The company had a license for a design of a thermal compression hemispheric jet chiller to utilize a source of heat to provide chilled water for use in refrigeration and air-conditioning systems to reduce the energy consumption of systems in which they were to be incorporated. This license fee has expired and all related costs were fully amortized at the end of 1998.

NOTE   7 - INCOME TAXES

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

At December 31, 2003, 2002 and 2001 the long-term deferred tax asset consists of the following:

                                     2003        2002        2001
                                  ---------   ---------   ---------

Net Operating Loss Carryforward     652,932     423,479     403,587
Reserve for Product Rights and
  Securities Writedown                   --     209,212     209,189
Contribution Carryforward                68          --          --
                                  ---------
                                    653,000     632,691     612,776
Less: Valuation Allowance          (653,000)   (632,691)   (612,776)
                                  ---------
                                  $      --   $      --   $      --
                                  =========   =========   =========

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE    7  -  INCOME TAXES  (Continued)

The Company has established a valuation allowance of the full amount of the net deferred tax asset primarily due to the uncertainty in the utilization of the net operating loss carryforwards. The net change in the valuation allowance for the year ended December 31, 2003, 2002 and 2001 was an increase of $20,309, $19,915, and $79,225, respectively.

At December 31, 2003, the Company has net operating loss carryforwards in the approximate amount of $1,921,000, available to offset future taxable income through 2023 as follows:

Year Ended
December 31,
------------
     2004        156,871
     2005        162,877
     2006        130,190
     2007        113,298
     2008        108,239
     2009         95,943
     2010         46,043
     2011         76,223
     2017         41,855
     2018         36,512
     2019         47,325
     2020         91,217
     2021         66,874
     2022         58,505
     2023        688,692
              ----------
              $1,920,664
              ==========

NOTE   8  -  RELATED PARTY TRANSACTIONS

   The Company currently utilizes office space from a major stockholder of the Company. The stockholder is not charging the Company for the use of the office space. The Company has recorded contributed capital, or a charge to the liability owed to the stockholder, for the estimated cost of the space at $500 per month starting January 1998 with and offset to rent expense. The same stockholder and director of the Company has provided free services to the Company. The Company has recorded contributed capital, or a charge to accrued interest owed to the stockholder for the estimated cost of the services at $1,500 per month starting January 1998 with an offset to officer compensation.

   The same stockholder, and director had made certain advances to the Company on an interest free basis, payable upon demand. From inception of the loans to December 31, 1996, the Company has computed interest on the advances at 8% and has treated the interest of $74,318 as contributed capital with an offset to interest expense. From 1997 forward the Company had accrued interest on the advances, until paid,

POWER SAVE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE   8  -  RELATED PARTY TRANSACTIONS (CONTINUED)

as a liability with an offset to interest expense. During the years ended December 31, 2002 and 2001, the Company paid down certain accrued liabilities to $8,708 and $23,018 respectively.

   During the year ended December 31, 2003, the stockholder paid expenses on the Company's behalf and advanced the Company approximately $14,000. The Company repaid a portion of the advances in cash and the balance was repaid through the forgiveness of debt and the transfer of all corporate assets.

   During the year ended December 31, 2002 the Company paid $3,000 to the son of the above mentioned stockholder for promotional services rendered.

NOTE   9  -  NON-CASH TRANSACTIONS

The following non-cash investing and financing activities occurred during the period from inception through December 31, 2002:

During 1991, the Company exchanged 50,000 shares of its preferred stock for certain license fees valued at $500,000. During 1990, the Company issued certain shares of its common stock for a prepaid lease valued at $225,000.

During 1996, the Company exchanged 2,000,000 shares of preferred stock for oil and gas properties valued at $10,000,000. This transaction was
rescinded.   For financial statement purposes the transaction was
treated as being rescinded in 1998.

During 1999, the Company exchanged 296,300 shares of preferred stock for marketable securities valued at the time of exchange at $592,600. The value of the securities was determined by using market quotes for the stock at the time of the exchange.

NOTE   10  -  STOCKHOLDERS' EQUITY

   The Company's Preferred Stock is non-voting, non-dividend bearing, redeemable and convertible to common stock at the time the Company and the holders of the preferred stock deem it appropriate.

   The Company and its assets were spun off from the previously owned parent company when a majority interest of the common stock in the old company was sold to a consulting group by the principal shareholder. The assets and liabilities were transferred to the current corporation and all the activities from inception through December 31, 2002 have remained with the current company.

   The Board of Directors has authorized a stock issuance totaling 1,000,000 shares of its common stock at $5.00 per share. The offering will be filed under the Securities Act of 1933 or an exemption under the Act.

POWER SAVE INTERNATIONAL, INC.
A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE   10  -  STOCKHOLDERS' EQUITY (CONTINUED)

   The Company had paid certain offering costs related to the above mentioned offering totaling $27,658. These offering costs were written off because they were over 90 days old. It is expected that additional legal and accounting costs will be incurred in relation to the offering. For the year ended December 31, 2001, the Company has paid an additional $8,793 in deferred offering costs, which were also
written off.   If the current offering is successful, any additional
current costs will be offset against any gross proceeds received. Otherwise, the costs will be written off to expense at the time the offering is deemed unsuccessful or terminated. Any offering costs older than 90 days old are being written off immediately.

   The Company has adopted SFAS 130, which requires presentation of comprehensive income(net income plus all other changes in net assets from non-owner sources) and its components in the financial statements. The company has changed the format of its statements of stockholders' equity to present comprehensive income. Accumulated other comprehensive income or loss shown in the statements of stockholders' equity at December 31, 2002, is solely comprised of the accumulated change in unrealized gains and losses on marketable securities. There was no other comprehensive income prior to 1999.

   The Company has changed it par value for common and preferred stock from $.03 per share to $.001 per share. As a result of this change, common and preferred stock was reduced and additional paid-in capital was increased by $194,604. All references in the accompanying financial statements to common and preferred stock and additional paid-in capital have been restated to reflect the change in par value.

NOTE   11  -  MARKETABLE SECURITIES

   Marketable securities are carried on the balance sheet at their fair value. As of December 31, 2002 and 2001, the market value of the available-for-sale securities was $11,451 and 2,781, respectively. At December 31, 2003, there were no marketable securities as they were transferred to a stockholder as repayment of advances made by the stockholder. At December 31, 2002, the portfolio consisted of 2,781 shares of PVNG, 2,000 shares of APIEF, 2,000 shares of SNG, 4,000 shares of TTPT, 200 shares of USON and 600 shares of WWCA. At December 31, 2001 and 2000, the Company's marketable securities consisted only of 2,781 shares of Cottage Investments, Inc.(PVNG). Cottage Investments, Inc. underwent a 1 for 133 reverse stock-split effective December 17, 2001 and subsequently changed its name to Paving Stone Corporation. The shares amounts in this note have been restated to reflect the shares reverse split transactions. Of the above difference in shares amount of 5,717 from 1999 to 2000, 2,781 of the reduction was due to a 1 for 2 reverse stock-split and the rest was from stock sales. At December 31, 2001 Paving Stone Corporation securities, classified as available-for-sale were written down to their market value because in the opinion of management, the decline in market value of the securities is considered to be other than temporary. As of December 31, 2002, the amount of the write down was $364,326. As of December 31, 2002 and 2001 respectively, the following applies to the company's available-for-sale securities.

POWER SAVE INTERNATIONAL, INC.
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS

NOTE   11  -  MARKETABLE SECURITIES (CONTINUED)

  Cost, after recognizing security sales and write-downs, was $21,284 and $5,773.

Unrealized loss at December 31, 2002 was $9,832 and at December 31, 2001 was $2,993. The net unrealized holding loss on securities available for sale that has been included in other comprehensive income during the years ended December 31, 2003, 2002 and 2001 was $0, $6,840 and $2,992. There were no net unrealized holding gains on securities available for sale in other comprehensive income during the years ended December 31, 2003, 2002, and 2001. The total cost of the stock sold during the years ended December 31, 2003, 2002 and 2001 was $15,510, $4,546 and $0, respectively. The proceeds from stock sold in 2003, 2002 and 2001 were $182, $2,861 and $0, respectively.

NOTE   12  -  COMMITMENTS

As part of the offering of the Company's common stock as explained in Note 10, the Company had signed an underwriting and selling agreement. The agreement called for a 5% commission of the gross proceeds of the offering, contingent upon achieving the minimum specified in the offering. The Company was also to pay a due diligence fee of $4,000 and consulting fee of $5,950 plus mutually agreed expenses. This agreement has been terminated.

On April 24, 2000, the Company signed an agreement for 12 months for publicity and promotional services. The Company paid a $3,000 retainer per the agreement of which $1,500 was prepaid. The Company pays $1,500 per month and the provider of publicity and promotional services was to receive 1% of the stock offering described in Note 10. The agreement was completed during the year ended 2001 and the prepayment was applied to services received and was expensed. No stock was issued under the agreement and the 1% provision no longer applies to the proposed stock offering.

The Company utilizes offices provided by a related party on a month-to-month basis. For the years ended December 31, 2003 and 2002, rent expense recorded by the Company was $8,900 and $6,000, respectively. This arrangement was terminated in August 2003.

NOTE   13  -  SHARE EXCHANGE AND PURCHASE AGREEMENT

On April 18, 2000, the Company signed a share exchange and purchase agreement with Mirage Air Systems, Inc. (MAS). The transaction did not close and was not completed prior to the expiration of the agreement.

POWER SAVE INTERNATIONAL, INC.
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS

NOTE   14  -  GOING CONCERN

As reflected in the accompanying consolidated financial statements as of December 31, 2003, the Company has a net loss of $68,152, a negative cash flow from operations of $4,763, a working capital deficiency of $53,615 and a stockholder deficit of $53,615. These conditions raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and expand its business. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company anticipates raising additional working capital through the issuance of debt and equity securities. Management believes that actions presently being taken to obtain additional funding provide the Company the opportunity to operate as a going concern.

            PART II

Information Not Required in prospectus

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering, all of which will be paid by Registrant, are as follows:

SEC Registration Fee                                      $2,640
National Association of Securities Dealers, Inc. Fee       1,500
Nasdaq Listing Fee                                         6,000
Accounting Fees and Expenses                               3,000
Registrant's Legal Fees and Expenses                       1,500
Blue Sky Expenses and Counsel Fees                         7,000
Printing and Engraving Fees                                4,000
Transfer Agent and Registrar's Fees and Expenses           1,000
Document Preparation                                       9,950
Miscellaneous Expenses                                     7,000
                                                         -------
Total                                                    $43,590

Item 14 Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of its Restated Articles of Incorporation, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant for expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Item  15.  Recent Sales of Unregistered Securities

     There have been no recent sale of securities.

Item  16.  Exhibits.

Exhibits listed below are filed as part of the Registration Statement pursuant to Item 601 of Regulation S-B

3.1     Articles of Incorporation of Power Save
        International, Inc., Amendment dated
        October 8, 1999 incorporated by
        reference to Form SB-2, File no. 333-
        033890.
3.2     By-Laws of Power Save International,
        Inc. incorporated by reference to Form
        SB-2, File no. 333-033890
3.3     Specimen of Security incorporated by
        reference to Form SB-2, File no. 333-
        033890.
5.1     Opinion of Counsel.
10.1    Share Purchase Agreement for Mirage Air
        Systems, Inc. incorporated by reference
        to Amendment 1 to Form SB-2, File no.
        333-033890.
10.3    Standard Lease Agreement
10.6    Lock-Up Agreement between the Company
        and  Balmer [Form] incorporated by
        reference to Form SB-2, File no. 333-
        033890.
10.6-1  Amended Lock-Up Agreement between Power
        Save and Scott E. Balmer.
23.1    Consent of David T. Thomson, P.C.
23.2    Consent of Semple and Cooper LLP

23.3    Consent of Attorney
24      Power of Attorney  (Signature Page).
99.1    Exclusive Cogeneration Commercial
         Distributor-Dealer Marketing License
        Agreement Between XYZ Corporation and
        Power Save International, Inc.
        incorporated by reference to Form SB-2,
        File no. 333-033890.
99.2    "The Proof is in the Free Trial Offer
        Results, 'No Out of Pocket Cost'"
        incorporated by reference to Form SB-2,
        File no. 333-033890.
99.3    Subscription Agreement

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to Rule 415 under the Securities Act, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of The Securities Act;
     (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the total dollar value of securities offered, if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this registration statement to be signed on its behalf by the undersigned in the State of Florida on November 2, 2004

Registrant:  Power Save International, Inc.

/s/Russell L. Smith, President
------------------------------
Russell L. Smith



POWER OF ATTORNEY TO SIGN AMENDMENTS

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Russell L. Smith with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration
Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Principal Officers

/s/ Russell L. Smith
----------------------       President, Chief Financial Officer
Russell L. Smith                                           November 1, 2004

/s/Scott E. Balmer           Director                      November 1, 2004
------------------
Scott E. Balmer